EXHIBIT 10.5(ii)

AWARD CERTIFICATE Duke Realty Corporation 2010 Performance Share Plan

Participant Name:     Jane Doe
Award Date:        February 10, 2010

You have been awarded the following grant of Performance Shares under the Duke Realty Corporation 2010 Performance Share Plan. Capitalized terms not otherwise defined in this Award Certificate are as defined in the 2010 Performance Share Plan.

Performance Period for AFFO Component:	January 1, 2011 - December 31, 2012
Performance Period for TSR Component:	January 1, 2010 - December 31, 2012
Target Value of Award on Award Date:	$120,000.00
Fair Market Value of a Share on Award Date:	$12.00
Target Number of Performance Shares:	10,000

The number of Shares actually issued upon settlement of this award will equal the sum of (a) the target number of Performance Shares times the combined payout percentage (“Earned Performance Shares”), plus (b) the number of additional Shares that would have been accumulated if the Earned Performance Shares had been issued by the Company on January 1, 2010 and all dividends paid by the Company with respect to such Shares had been reinvested in Company Shares at a price equal to the Fair Market Value of one Share on the date on which the cash dividend was paid. In no event will dividend equivalent shares be issued with respect to Performance Shares that are not earned. The combined payout percentage will be determined by calculating the simple average of the AFFO Payout Percentage and the TSR Payout Percentage as determined under the following tables:

Performance Level	Average Annual Growth in AFFO per Share	AFFO Payout Percentage
Superior	7% or above	150%
Target	4%	100%
Threshold	2%	50%
	Less than 2%	0%

Performance Level	Average Annual Total Shareholder Return	TSR Payout Percentage
Superior	17% or above	150%
Target	12%	100%
Threshold	6%	50%
	Less than 6%	0%

Payout percentages shall be interpolated between the Threshold and Superior performance levels. However, neither payout percentage may exceed 150%, and a payout percentage shall be zero percent if the threshold performance level is not attained. For example, if the Average Annual Growth in AFFO per Share over the Performance Period was 5.5%, and the Average Annual Total Shareholder Return was 3%, the combined payout percentage would equal the average of 125% and 0%, or 62.5%.

Except as provided below in the case of a Change in Control, Average Annual Growth in AFFO Per Share shall mean the simple average of the Annual Growth in AFFO Per Share for the two calendar years of the Performance Period. Annual Growth in AFFO Per Share for a calendar year shall mean the percentage by which AFFO for the applicable calendar year exceeds AFFO for the prior calendar year. AFFO growth may be a negative percentage. AFFO shall be computed in a consistent manner from year to year and in accordance with disclosures made by the Company in its SEC filings or applicable supplemental data filed on the Company’s website. In general, AFFO means recurring Funds from Operations less recurring building improvements and second generation capital expenditures and adjusted for certain non-cash items such as straight line rental income, non-cash interest expense and stock compensation expense, and after similar adjustments for unconsolidated joint ventures.

Except as provided below in the case of a Change in Control, Average Annual Total Shareholder Return shall mean the simple average of the Annual Total Shareholder Returns for the three calendar years of the Performance Period. Annual Total Shareholder Return for a calendar year shall mean the percentage by which the Average Stock Value as of the end of the applicable calendar year, increased by an amount that would be realized if all cash dividends paid on a Share of Stock during such calendar year were reinvested in Stock, exceeds the Average Stock Value as of the end of the previous calendar year. Average Stock Value shall mean the average Fair Market Value of the Stock for the 10 trading days prior to the applicable date.

Change in Control Provisions

For purposes of Section 5.8 of the Performance Share Plan:

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If a Change in Control occurs prior to January 1, 2012, the AFFO performance level shall be deemed to be at target and, therefore, the AFFO payout percentage shall be deemed to be 100%. If a Change in Control occurs on or after January 1, 2012 and prior to December 31, 2012, the Average Annual Growth in AFFO per Share shall equal the percentage by which AFFO for calendar year 2011 exceeds AFFO for calendar year 2010 and the AFFO payout percentage shall be determined accordingly.

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If a Change in Control occurs prior to January 1, 2012, the Total Shareholder Return performance level shall be deemed to be at target and, therefore, the TSR payout percentage shall be deemed to be 100%. If a Change in Control occurs on or after January, 2012 and prior to December 31, 2012, the Average Annual Total Shareholder Return shall be determined based on the number of full and partial years between

January 1, 2010 and the Change in Control. For example, if a Change in Control occurs on April 5, 2012, the Average Annual Total Shareholder Return shall equal the average of the total shareholder returns for the calendar year 2010, the calendar year 2011 and the 96 day period ended April 5, 2012.

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By your signature and the Company’s signature below, you and the Company agree that these grants are awarded under and governed by the terms and conditions of the Duke Realty Corporation 2010 Performance Share Plan and this Award Certificate.

PARTICIPANT

Jane Doe	Date

COMPANY
Duke Realty Corporation

By:	Tracy D. Swearingen	Date
Vice President, Taxation